Exhibit 99.1

Selected Financial Data

The following table sets forth our selected consolidated financial data as of and for the years ended September 30, 2010, 2009, 2008, 2007 and 2006.

	Year Ended September 30,
	2010	2009	2008	2007	2006
Consolidated Statement of Operations Data:
(in thousands, except per share data)
Net revenue	$365,486	$327,204	$319,699	$379,577	$357,386
Impairment of long-lived assets and goodwill	$66,022	$42,000	$—	$—	$458
(Loss) income from continuing operations before income taxes	$(65,960)	$(34,353)	$26,047	$29,296	$(937)
(Loss) income from continuing operations, net of taxes	$(39,687)	$(33,307)	$20,127	$8,364	$(8,178)
Income from discontinued operations, net of taxes	$3,705	$552	$22,721	$3,163	$19,634
Net (loss) income	$(48,371)	$(50,282)	$20,990	$11,527	$12,576

(Loss) earnings from continuing operations attributable to MedCath Corporation common stockholders per share, basic	$(2.55)	$(2.17)	$0.34	$0.40	$(0.44)
(Loss) earnings from continuing operations attributable to MedCath Corporation common stockholders per share, diluted	$(2.55)	$(2.17)	$0.34	$0.39	$(0.42)
(Loss) earnings per share, basic	$(2.44)	$(2.55)	$1.05	$0.56	$0.67
(Loss) earnings per share, diluted	$(2.44)	$(2.55)	$1.04	$0.54	$0.64

Weighted average number of shares, basic	19,842	19,684	19,996	20,872	18,656
Weighted average number of shares, diluted	19,842	19,684	20,069	21,511	19,555

Balance Sheet and Cash Flow Data:
(in thousands)
Total assets	$494,538	$590,448	$653,456	$678,567	$785,849
Total long-term obligations	$99,841	$115,063	$121,875	$148,484	$274,962

Net cash provided by operating activities	$43,294	$63,633	$52,008	$58,225	$65,634
Net cash (used in) provided by investing activities	$(16,956)	$(63,790)	$(5,805)	$(28,591)	$10,064
Net cash used in financing activities	$(41,009)	$(50,210)	$(78,028)	$(80,116)	$(22,165)

Selected Operating Data (consolidated) (a):
Number of hospitals	5	4	4	4	5
Licensed beds (b)	466	396	332	244	356
Staffed and available beds (c)	380	310	272	242	354
Admissions (d)	18,762	15,836	17,010	22,494	23,789
Adjusted admissions (e)	28,163	23,301	23,274	31,510	32,806
Patient days (f)	69,956	60,763	61,259	75,751	79,651
Adjusted patient days (g)	105,467	89,281	83,541	105,680	109,670
Average length of stay (h)	3.73	3.84	3.60	3.37	3.35
Occupancy (i)	50.4%	53.7%	61.7%	85.8%	61.6%
Inpatient catheterization procedures (j)	7,986	7,348	9,048	10,481	10,372
Inpatient surgical procedures (k)	4,555	4,200	3,975	5,154	5,321
Hospital net revenue	$362,552	$324,286	$316,389	$375,037	$351,669